UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

August 3, 2005

Date of Report (Date of earliest event reported)

FEI COMPANY

(Exact name of registrant as specified in its charter)

Oregon	000-22780	93-0621989
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5350 NE Dawson Creek Drive, Hillsboro, Oregon 97124

(Address of principal executive offices, including zip code)

(503) 726-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.                                        Results of Operations and Financial Condition

On August 3, 2005, FEI Company issued a press release announcing results for our second quarter, which ended on July 3, 2005.  A copy of this press release is attached as Exhibit 99.1 to this current report on Form 8-K and is incorporated by reference herein.

On July 11, 2005, we issued a press release and filed a current report on Form 8-K pre-announcing preliminary second quarter results.  In that report we gave estimated non-GAAP earning per share for the quarter, exclusive of certain estimated charges and gains.  Due to the fact that these charges and gains were not finally determined at the time we did not provide a reconciliation of GAAP earnings per share to the non-GAAP earnings per share.  We said in the July 11 Form 8-K that we would provide a reconciliation of the GAAP and non-GAAP earnings per share in the Form 8-K addressing the final second quarter earnings results.  The press release incorporated into this 8-K provides the final amounts of the gains and charges mentioned in the July 11 Form 8-K and the GAAP earnings per share information.

Item 2.05.                                        Costs Associated with Exit or Disposal Activities

On July 11, 2005, we filed a current report on Form 8-K announcing, among other things, our intention to incur a restructuring charge in the estimated amount of approximately $15 million in the second half of 2005.  As we explained at the time, we are restructuring to realign our business with overall market conditions and eliminate excess capacity; in particular we are reducing our semiconductor operations due to the performance and prospects of components of that business.  The restructuring, which is made up principally of severance, employee relocation, inventory valuations and facility closing costs, will require cash expenditures estimated at approximately $13 million.  The final amount and allocation of these charges between the third and fourth quarters will depend on the timing of severance, employee relocations and facility closings.

Item 2.06.                                        Material Impairments

On August 3, 2005, we issued a press release explaining impairment charges first noted in a press release and Form 8-K filing of July 11, 2005. The charges are summarized below.  The conclusion that a charge was required for each of the charges described was made in connection with review of the financial statements for the period ended July 3, 2005.  Additional information concerning the charges will be included in our Quarterly Report on Form 10-Q to be filed for the period ended July 3, 2005.

•                  Charges for the write-down of inventory and capitalized software of $6.4 million, which will not result in any future cash expenditures.  These charges arise from our assessment of the performance and prospects of our semiconductor business and realignment of our business with overall business conditions.

•                  Charges for impairment of goodwill and certain fixed, intangible and other assets related primarily to components of the company’s semiconductor businesses, totaling $37.5 million, which will not result in any future cash expenditures.  These impairments arise from our assessment of the performance and prospects of our semiconductor business and realignment of our business with overall business conditions.

•                  Income tax expense of $19.8 million including $14.3 million due to a re-evaluation of our deferred tax assets and $5.5 million for foreign, local and other income taxes and which will not result in any future cash expenditures.  This revaluation reflects our current view of whether we will be able to use certain net operating losses in the future.

The information in Item 2.02 of this current report on Form 8-K and the exhibit attached hereto, as it relates to such item shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01.                                        Financial Statements and Exhibits

(c)                                  Exhibits.

99.1                        Press Release issued by FEI Company, dated August 3, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEI COMPANY

/s/ Bradley J. Thies
Bradley J. Thies
Vice President, General Counsel and Secretary

Date: August 3, 2005

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by FEI Company, dated August 3, 2005